UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-l(a) AND AMENDMENTS THERETO FILED PURSUANT

TO RULE 13d-2(a)

(Amendment No. 3)*

REPARE THERAPEUTICS INC.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

760273102

(CUSIP Number)

Versant Venture Capital V, L.P.

Robin L. Praeger

One Sansome Street, Suite 3630

San Francisco, CA 94104

415-801-8100

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

August 5, 2021

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Venture Capital V, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 1,903,670 shares of Common Stock (2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 1,903,670 shares of Common Stock (2)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,903,670 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.1% (3)
14.	Type of Reporting Person (see instructions) PN

(1)

This Schedule 13D is filed by Versant Venture Capital V, L.P. (“VVC V”), Versant Affiliates Fund V, L.P. (“VAF V”), Versant Ophthalmic Affiliates Fund I, L.P. (“VOA”), Versant Ventures V, LLC (“VV V”), Versant Venture Capital VI, L.P. (“Versant VI”), Versant Ventures VI GP, L.P. (“GP VI”), Versant Ventures VI GP-GP, LLC (“LLC VI”), Versant Vantage I, L.P. (“Vantage LP”), Versant Vantage I GP, L.P. (“Vantage GP”), Versant Vantage I GP-GP, LLC (“Vantage LLC”), Versant Ventures V GP-GP (Canada), Inc. (“VV V CAN GP”), Versant Ventures V (Canada), L.P. (“VV V CAN”), Versant Venture Capital V (Canada) LP (“VVC CAN” and, with VV V CAN GP, Vantage LLC, VVC V, VAF V, VOA, VV V CAN, VV V, Versant VI, GP VI, LLC VI, Vantage LP and Vantage GP, collectively, the “Reporting Persons”). VV V is the sole general partner of VVC V, VAF V and VOA. LLC VI is the general partner of GP VI, which is the general partner of Versant VI. LLC VI and GP VI share voting and dispositive power over the shares held by Versant VI. Vantage LLC is the general partner of Vantage GP, which is the general partner of Vantage LP. Vantage LLC and Vantage GP share voting and dispositive power over the shares held by Vantage LP. VV V CAN GP is the sole general partner of VV V CAN, and VV V CAN is the sole general partner of VVC CAN. VV V CAN GP and VV V CAN share voting and dispositive power over the shares held by VVC CAN. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.

(2)

These shares are held by VVC V. VV V is the sole general partner of VVC V and may be deemed to have voting and dispositive power over the securities held by VVC V and as a result may be deemed to have beneficial ownership over such securities.

(3)

This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Issuer’s quarterly report on Form 10-Q for the quarter ended June 30, 2021, filed with the United States Securities and Exchange Commission on August 12, 2021 (the “Form 10-Q”).

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Affiliates Fund V, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 57,264 shares of Common Stock (2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 57,264 shares of Common Stock (2)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 57,264 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.2% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)

These shares are held by VAF V. VV V is the sole general partner of VAF V and may be deemed to have voting and dispositive power over the securities held by VAF V and as a result may be deemed to have beneficial ownership over such securities.

(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Ophthalmic Affiliates Fund I, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware, United States

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 63,387 shares of Common Stock (2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 63,387 shares of Common Stock (2)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 63,387 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.2% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)

These shares are held by VOA. VV V is the sole general partner of VOA and may be deemed to have voting and dispositive power over the securities held by VOA and as a result may be deemed to have beneficial ownership over such securities.

(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Ventures V, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,024,321 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,024,321 shares of Common Stock (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,024,321 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.5% (3)
14.	Type of Reporting Person (see instructions) OO

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Includes (i) 1,903,670 shares are held by VVC V, (ii) 57,264 shares held by VAF V, and (iii) 63,387 shares held by VOA. VV V is the sole general partner of VVC V, VAF V and VOA and may be deemed to have voting and dispositive power over the securities held by VVC V, VAF V and VOA.
(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Venture Capital V (Canada) LP
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Ontario, Canada

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 144,879 shares of Common Stock (2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 144,879 shares of Common Stock (2)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 144,879 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.4% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	These shares are held by VVC CAN. VV V CAN GP is the sole general partner of VV V CAN, and VV V CAN is the sole general partner of VVC CAN. Each of VV V CAN GP and VV V CAN share voting and dispositive power over the shares held by VVC CAN and as a result may be deemed to have beneficial ownership over such securities.
(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Ventures V GP-GP (Canada), Inc.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 144,879 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 144,879 shares of Common Stock (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 144,879 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.4% (3)
14.	Type of Reporting Person (see instructions) CO

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	These shares are held by VVC CAN. VV V CAN GP is the sole general partner of VV V CAN, and VV V CAN is the sole general partner of VVC CAN. Each of VV V CAN GP and VV V CAN share voting and dispositive power over the shares held by VVC CAN and as a result may be deemed to have beneficial ownership over such securities.
(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Ventures V (Canada), L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 144,879 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 144,879 shares of Common Stock (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 144,879 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.4% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	These shares are held by VVC CAN. VV V CAN GP is the sole general partner of VV V CAN, and VV V CAN is the sole general partner of VVC CAN. Each of VV V CAN GP and VV V CAN share voting and dispositive power over the shares held by VVC CAN and as a result may be deemed to have beneficial ownership over such securities.
(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Venture Capital VI, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 2,594,451 shares of Common Stock (2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 2,594,451 shares of Common Stock (2)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,594,451 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 7.0% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	These shares are held by Versant VI. LLC VI is the general partner of GP VI, which is the general partner of Versant VI. Each of LLC VI and GP VI share voting and dispositive power over the shares held by Versant VI and as a result may be deemed to have beneficial ownership over such securities.
(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Ventures VI GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,594,451 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,594,451 shares of Common Stock (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,594,451 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 7.0% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)

These shares are held by Versant VI. LLC VI is the general partner of GP VI, which is the general partner of Versant VI. Each of LLC VI and GP VI share voting and dispositive power over the shares held by Versant VI and as a result may be deemed to have beneficial ownership over such securities.

(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Ventures VI GP-GP, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 2,594,451 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 2,594,451 shares of Common Stock (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,594,451 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 7.0% (3)
14.	Type of Reporting Person (see instructions) OO

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)

These shares are held by Versant VI. LLC VI is the general partner of GP VI, which is the general partner of Versant VI. Each of LLC VI and GP VI share voting and dispositive power over the shares held by Versant VI and as a result may be deemed to have beneficial ownership over such securities.

(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Vantage I, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 231,211 shares of Common Stock (2)
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 231,211 shares of Common Stock (2)
	10.	Shared Dispositive Power 0

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 231,211 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.6% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)

These shares are held by Vantage LP. Vantage LLC is the general partner of Vantage GP, which is the general partner of Vantage LP. Each of Vantage LLC and Vantage GP share voting and dispositive power over the shares held by Vantage LP and as a result may be deemed to have beneficial ownership over such securities.

(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Vantage I GP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 231,211 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 231,211 shares of Common Stock (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 231,211 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.6% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)

These shares are held by Vantage LP. Vantage LLC is the general partner of Vantage GP, which is the general partner of Vantage LP. Each of Vantage LLC and Vantage GP share voting and dispositive power over the shares held by Vantage LP and as a result may be deemed to have beneficial ownership over such securities.

(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

1.	Name of Reporting Persons Versant Vantage I GP-GP, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒(1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) AF
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power 0
	8.	Shared Voting Power 231,211 shares of Common Stock (2)
	9.	Sole Dispositive Power 0
	10.	Shared Dispositive Power 231,211 shares of Common Stock (2)

11.	Aggregate Amount Beneficially Owned by Each Reporting Person 231,211 shares of Common Stock (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 0.6% (3)
14.	Type of Reporting Person (see instructions) OO

(1)	This Schedule 13D is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)

These shares are held by Vantage LP. Vantage LLC is the general partner of Vantage GP, which is the general partner of Vantage LP. Each of Vantage LLC and Vantage GP share voting and dispositive power over the shares held by Vantage LP and as a result may be deemed to have beneficial ownership over such securities.

(3)	This calculation is based upon 37,117,016 shares of the Issuer’s Common Stock outstanding as of August 12, 2021, as reported in the Form 10-Q.

CUSIP No. 760273102	13D

Explanatory Note:

This Amendment No 3. (“Amendment”) amends and supplements the Schedule 13D originally filed by the Reporting Persons with the United States Securities and Exchange Commission (the “Commission”) on July 7, 2020, as amended by Amendment No. 1 filed with the Commission on January 25, 2021 and Amendment No. 2 filed with the Commission on February 26, 2021 (collectively, the “Original 13D”). Only those items that are hereby reported are amended; all other items reported in the Original 13D remain unchanged. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable. Capitalized terms not defined in this Amendment have the meanings ascribed to them in the Original 13D.

Item 5. Interest in Securities of the Issuer

Solely on behalf of, and only to the extent that it relates to the Reporting Persons, Item 5 of the Original 13D is hereby amended as follows:

(a) and (b) See Items 7-11 of the cover pages of this Amendment.

(c) On May 5, 2021, VVC V effected a pro rata distribution without additional consideration of 211,277 shares of Common Stock to (i) VV V, its general partner and (ii) its limited partners. VV V then effected a pro rata distribution without additional consideration of the shares that it received in connection with such distribution to its members.

On May 5, 2021, VAF V effected a pro rata distribution without additional consideration of 6,355 shares of Common Stock to (i) VV V, its general partner and (ii) its limited partners. VV V then effected a pro rata distribution without additional consideration of the shares that it received in connection with such distribution to its members.

On May 5, 2021, VOA effected a pro rata distribution without additional consideration of 7,035 shares of Common Stock to (i) VV V, its general partner and (ii) its limited partners. VV V then effected a pro rata distribution without additional consideration of the shares that it received in connection with such distribution to its members.

On May 5, 2021, VVC CAN effected a pro rata distribution without additional consideration of 16,079 shares of Common Stock to (i) VV V CAN, its general partner and (ii) its limited partners. VV V CAN then effected a pro rata distribution without additional consideration of the shares that it received in connection with such distribution to its limited partners.

On June 1, 2021, Vantage LP effected a pro rata distribution without additional consideration of 75,000 shares of Common Stock to (i) Vantage GP, its general partner and (ii) its limited partners. Vantage GP then effected a pro rata distribution without additional consideration of the shares that it received in connection with such distribution to (i) Vantage LLC, its general partner and (ii) its limited partners. Vantage LLC then effected a pro rata distribution without additional consideration of the shares that it received in connection with such distribution to its members.

On August 5, 2021, Vantage LP effected a pro rata distribution without additional consideration of 152,071 shares of Common Stock to (i) Vantage GP, its general partner and (ii) its limited partners. Vantage GP then effected a pro rata distribution without additional consideration of the shares that it received in connection with such distribution to (i) Vantage LLC, its general partner and (ii) its limited partners. Vantage LLC then effected a pro rata distribution without additional consideration of the shares that it received in connection with such distribution to its members.

(d) Under certain circumstances set forth in the respective limited partnership agreements of each of VVC V, VAF V, VOA, VVC CAN, Versant VI and Vantage LP (the “Funds”), the respective general partners and limited partners of the Funds may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by such entity of which they are a partner.

(e) Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 16, 2021

Versant Venture Capital V, L.P.
By: Versant Ventures V, LLC
Its: General Partner

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director

Versant Affiliates Fund V, L.P.
By: Versant Ventures V, LLC
Its: General Partner

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director

Versant Ophthalmic Affiliates Fund I, L.P.
By: Versant Ventures V, LLC
Its: General Partner

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director

Versant Ventures V, LLC

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director

Versant Venture Capital V (Canada) LP
By: Versant Ventures V (Canada), L.P.
Its: General Partner
By: Versant Ventures V GP-GP (Canada), Inc.
Its: General Partner

By:	/s/ Robin L. Praeger
Robin L. Praeger, Director

Versant Ventures V GP-GP (Canada), Inc.

By:	/s/ Robin L. Praeger
Robin L. Praeger, Director

Versant Ventures V (Canada), L.P.
By: Versant Ventures V GP-GP (Canada), Inc.
Its: General Partner

By:	/s/ Robin L. Praeger
Robin L. Praeger, Director

Versant Venture Capital VI, L.P.
By: Versant Ventures VI GP, L.P.
Its: General Partner

By: Versant Ventures VI GP-GP, LLC
Its: General Partner

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director

Versant Ventures VI GP, L.P.
By: Versant Ventures VI GP-GP, LLC
Its: General Partner

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director

Versant Ventures VI GP-GP, LLC

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director

Versant Vantage I, L.P.
By: Versant Vantage I GP, L.P.
Its: General Partner
By: Versant Vantage I GP-GP, LLC
Its: General Partner

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director

Versant Vantage I GP, L.P.
By: Versant Vantage I GP-GP, LLC
Its: General Partner

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director

Versant Vantage I GP-GP, LLC

By:	/s/ Robin L. Praeger
Robin L. Praeger, Managing Director